Exhibit 10.11

PURCHASE AGREEMENT #

DATED March 18, 2005

AN AIRCRAFT SUB-ASSEMBLY

MANUFACTURING AGREEMENT

BETWEEN

UTILICRAFT AEROSPACE INDUSTRIES, INC.

AND

METALCRAFT TECHNOLOGIES, INC.

TABLE OF CONTENTS

CLAUSE	Title
1.0	DEFINITIONS
2.0	PRODUCTS
3.0	TERM OF AGREEMENT
4.0	COMMITTED QUANTITY AND PRICE
5.0	PURCHASE ORDER RELEASES
6.0	DELIVERY
7.0	TITLE AND RISK OF LOSS
8.0	TAXES
9.0	TERMS OF PAYMENT
10.0	EXCUSABLE DELAYS / FORCE MAJEURE
11.0	TERMINATION
12.0	INDEMNIFICATION
13.0	RELEASE OF NEWS INFORMATION AND ADVERTISING
14.0	PROGRAM MANAGEMENT
15.0	DISCLOSURE OF INFORMATION
16.0	GENERAL PROVISIONS
17.0	DISPUTES
18.0	GOVERNING LAW
19.0	NOTICES
20.0	ENTIRE AGREEMENT
AUTHORIZING SIGNATURES

Attachment 1	STATEMENT OF WORK
Attachment 2	PRODUCT PRICING
Attachment 3	PROPRIETARY INFORMATION EXCHANGE AGREEMENT

PURCHASE AGREEMENT #

THIS AIRCRAFT SUB-ASSEMBLY MANUFACTURING AGREEMENT, aka “PURCHASE AGREEMENT #        , DATED [WHEN]” (hereinafter “Agreement”) is entered into as of [WHEN] (hereinafter referred to as “Effective Date”) by and between Utilicraft Aerospace Industries, Inc., a Nevada corporation having a place of business in Lawrenceville, Ga (hereinafter referred to as “UTILICRAFT”), and Metalcraft Technologies, Inc. (hereinafter referred to as “Metalcraft”), a Utah corporation having a place of business in [ILLEGIBLE] City, Utah.

UTILICRAFT and Metalcraft are separately referred to herein as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, UTILICRAFT is in the business of manufacturing and selling aircraft; and

WHEREAS, Metalcraft is in the business of manufacturing and assembling structural aircraft components and

WHEREAS, UTILICRAFT desires to purchase structural aircraft details and assemblies for installation in UTILICRAFT’S aircraft; and

WHEREAS, the Parties consider it to be mutually advantageous that the work, prices, provisions and terms governing the purchase by UTILICRAFT and sale by Metalcraft be set forth in a non-exclusive Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1.0          DEFINITIONS

1.1           For purposes of this Agreement the following terms shall have the meaning indicated:

1.2           “Product” or “Products” shall mean details, assemblies, tools, and manufacturing planning that meet specifications as set forth by UTILICRAFT.

1.3           “Specifications” shall mean the document(s) produced by UTILICRAFT that delineates the functional, operational, and technical requirements of the product.

2.0          PRODUCTS

2.1           This Agreement shall govern the purchase by UTILICRAFT and the sale by Metalcraft as defined above and as set forth in the Attachments and manufactured in accordance with the UTILICRAFT Specifications.

2.2           Metalcraft agrees that any engineering and/or tooling developed and produced by Metalcraft as part of its performance of this Agreement and paid for by UTILICRAFT will become the property of UTILICRAFT as existing patent enhancements of the patents assigned by Mr. John J. Dupont to UTILICRAFT under U.S. patent law and will be provided to UTILICRAFT, upon request at any time, or if the Agreement is terminated for any reason.

3.0          TERM OF AGREEMENT

3.1           This Agreement shall become effective when dated and signed by both parties. It shall remain in full force and effect for seventy two (72) months or until UTILICRAFT has taken delivery and paid for the Committed Quantity of Product, whichever comes later, unless otherwise terminated in accordance with the provisions hereof or extended by both parties.

4.0          COMMITTED QUANTITY AND PRICE

4.1           The invoice price of the Product(s) shall be based upon the UTILICRAFT’S Committed Quantity in the purchase order(s) and the cumulative quantity level of the Product(s) set forth in Attachment 2. Product Pricing, that are purchased and delivered during the term of this Agreement. This includes all aspects of Phase 1and Phase 2.

4.2           UTILICRAFT will include the Metalcraft’s details and assemblies on the UTILICRAFT FF-1080 for the term of this Agreement as long as Metalcraft meets all of the conditions of this agreement and related purchase orders in addition to UTILICRAFT’S cost, quality, and delivery, requirements.

5.0          PURCHASE ORDER

5.1           A “Purchase Order” is an authorization from UTILICRAFT to construct and deliver fuselages for a specific lot number and quantity of Aircraft.  The Purchase Orders issued by UTILICRAFT Aircraft will have the following notation:

“This purchase Order is subject to the terms and conditions of Purchase Agreement #        , dated         , 2005 between UTILICRAFT and Metalcraft (“the Agreement”) and will incorporate these terms into the purchase order by reference.”

In the event of any inconsistency between the terms and conditions of the Agreement and the terms of a Purchase Order, Purchase Change Order, or Order Acknowledgment, the terms and conditions of the Agreement shall prevail.

5.2           Metalcraft is required to acknowledge receipt and acceptance or rejection of a Purchase Order or purchase Order Change Order within ten (10) days of receipt thereof.  Should Metalcraft reject the order, such rejection must be in writing, delivered to UTILICRAFT by mail or facsimile and must clearly state the reason(s) for doing so, to permit UTILICRAFT the election to either correct or withdraw the order

7.0          TITLE AND RISK OF LOSS

Shipping terms are described in Attachment 2.

8.0          TAXES

All duties and taxes incurred prior to delivery of Product to UTILICRAFT and payable in the country of manufacture and due under the laws of that country shall be borne by Metalcraft. Metalcraft is liable for and shall pay all taxes, impositions, charges and exactions imposed on or measured by this Agreement or any Purchase Order released under this Agreement prior to delivery of Product to UTILICRAFT, except those UTILICRAFT specifically agrees or is required by law to pay and which are separately stated on Metalcraft’s invoice. Prices charged to UTILICRAFT by Metalcraft shall not include any taxes, impositions, charges and exactions for which UTILICRAFT has furnished an exemption certificate. UTILICRAFT shall be responsible for all duties and taxes, which are incurred by the act of and after delivery of Product to UTILICRAFT.

9.0          TERMS OF PAYMENT

9.1           UTILICRAFT agrees to make timely payments as described in Attachment 2 via Automated Clearing House (ACH) or Metalcraft shall be entitled to withdraw any undisputed payments which become overdue from the deposit.  Any payments received late for which a deposit withdrawal has been made will be placed in the deposit to restore the deposit balance.

9.2           All packing slips sent with the Product shall clearly state the Purchase Order number, a clear description of the Product and the established price.

10.0        EXCUSABLE DELAYS / FORCE MAJEURE

Both parties shall be excused for delays in performing and failures to perform to this Agreement and any Purchase Order or other document Issued under this Agreement to the extent that any such delay or failure results from any causes beyond their control. Such causes may include, but are not restricted to, acts of God or of public enemy, strikes and other labor disputes, epidemics, quarantine restrictions, acts of governments or government regulations, public disorder, freight embargoes, unusually severe weather, catastrophes of flood, fire, and explosion, affecting either UTILICRAFT, Metalcraft or any supplier to Metalcraft, unless the goods or services to be furnished by the supplier were obtainable from other sources in sufficient time and at a reasonably comparable price to permit Metalcraft to meet the required delivery schedule but in every case the failure to perform must be beyond the control and without the fault or negligence of the Party excused. Both Parties agree to make every reasonable effort to prevent such occurrences from affecting this Agreement.

11.0        TERMINATION

11.1         Termination for Default

11.1.1      For Defaults caused by Metalcraft, UTILICRAFT may, by written notice of default to Metalcraft and Metalcraft’s failure to cure the default within thirty (30) days from receipt of written notice, terminate the whole or any part of any Purchase Order and this Agreement in any one of the following circumstances: (i) If Metalcraft fails to make delivery of the goods or to perform the services required by this Agreement and/or a Purchase Order within the time specified therein or any extension thereof except for failure to perform pursuant to Section 10.0 or (ii) If Metalcraft fails to perform any of the requirements or to perform any of the other provisions of this Agreement and/or an Purchase Order, or so fails to make progress as to endanger performance of this Agreement and/or a Purchase Order in accordance with its terms and conditions, and does not cure such failure within a period of thirty (30) days (or such longer period as UTILICRAFT may authorize in writing) after receipt of notice from UTILICRAFT specifying such failure except for failure to perform pursuant to Section 10.0.

11.1.2      In the event UTILICRAFT terminates this Agreement and/or a Purchase Order in whole or in part as provided in subparagraph 11.1.1. UTILICRAFT shall pay to Metalcraft all costs incurred prior to the date of any termination pursuant to Section 11.1.

11.1.3      If the failure to perform is caused by the default of Metalcraft or its subcontractor, and if such default arises out of causes beyond the control of both Metalcraft and the subcontractor as set forth in Section 10.0 and without the fault or negligence of either of them, Metalcraft shall be compensated for costs incurred prior to the notice of default plus a reasonable profit of up to 10% and Metalcraft shall not be liable for any excess costs for failure to perform, unless the goods or services to be furnished by the subcontractor/ supplier were obtainable from other sources in sufficient time and at a reasonably comparable price to permit Metalcraft to meet the required delivery schedule. The term “subcontractor(s)/ supplier” shall mean subcontractor(s)/ supplier at any tier.

11.1.4      If, after notice of termination of a Purchase Order under the provisions of this Paragraph, it is determined through the Alternative Dispute Resolution processes described herein that Metalcraft was not in default under the provisions above, or that the default was excusable under the provisions of said paragraphs, the rights and obligations of the parties shall be the same as if UTILICRAFT’S notice of termination had been issued for its convenience pursuant to the “Termination for Convenience” paragraphs of this Agreement.

11.1.5      For Defaults caused by UTILICRAFT, Metalcraft may, by written notice of default to UTILICRAFT and UTILICRAFT’S failure to cure the default within thirty (30) days, terminate the whole or any part of any Purchase Order and this Agreement in any one of the following circumstances: (1) Failure to provide adequate engineering and technical support on a timely basis in response to engineering changes and UTILICRAFT technical information and (2) Failure to adhere to the payment terms as outlined in Attachment 2.

11.2         Termination for Insolvency- In the event of the institution of any proceedings by or against either party in bankruptcy or insolvency or under any provision of the Bankruptcy Act including, without limitation, proceedings under Chapter X and XI thereof, or the appointment of a receiver or trustee or an assignment for the benefit of creditors of said party, or the institution of any similar proceedings, the other party may terminate this Agreement and all Purchase Orders. Any termination under this Paragraph shall be deemed to be a termination for default in accordance with the paragraph of this Agreement entitled “Termination for Default.

11.3         Termination for Convenience- UTILICRAFT may, at any time by written notice, terminate all or any part of any Purchase Order for UTILICRAFT’S convenience, in which event Metalcraft agrees to stop work immediately as to the terminated portion of said Purchase Order and to notify its subcontractor(s) to stop work, and protect and preserve property in its possession in which UTILICRAFT or UTILICRAFT’S Customer has an interest. If said Purchase Order is terminated, in whole or in part, for UTILICRAFT’S convenience, Metalcraft shall be paid within 45 days of the Issuance of said “Stop Work Order” an amount, which shall cover the reasonable cost of Metalcraft’s actual performance of work under said Purchase Order to the effective date of termination, plus a reasonable profit of up to 10%. If UTILICRAFT does not purchase the Product from another supplier, then no amount shall be paid to Metalcraft for (i) any anticipatory profits related to work under said Purchase Order not yet performed, or (ii) costs incurred due to Metalcraft’s failure to terminate work as ordered on the effective date of termination. If UTILICRAFT obtains the Product from another supplier or produces the Product Internally, Metalcraft will be paid $20,000 for each and every aircraft produced including all anticipated 528 aircraft.

11.4         The rights and remedies of both parties provided in this section 11 shall not be exclusive and are in addition to any other rights and remedies provided by law or in equity or under this Agreement or a Purchase Order. Any termination of a Purchase Order under this Paragraph shall not relieve either party of any obligations and liabilities which may have arisen under any of the terms and conditions of this Agreement or a Purchase Order prior to such termination, including, but not limited to, paying all payments owed, latent defects, and warranty obligations.

12.0        INDEMNIFICATION, SAFETY, AND INSURANCE

12.1         Metalcraft shall be solely responsible for Metalcraft’s employees or agents for all purposes related to the contract. Without limiting the forgoing, Metalcraft shall maintain public liability and property damage insurance in reasonable limits to cover the obligations, liabilities and responsibilities of Metalcraft. Metalcraft shall also maintain proper worker’s compensation insurance covering Metalcraft’s employees. Accordingly, and independently of Metalcraft’s insurance obligations, Metalcraft shall indemnify and hold harmless UTILICRAFT, its officers and employees from any loss, cost, damage, expense or liability by reason of property damage or personal injury caused to or suffered by Metalcraft’s employees whether on premises occupied by or under control of UTILICRAFT. UTILICRAFT shall owe Metalcraft a reciprocal duty to be solely responsible for UTILICRAFT’S employees wherever located.

12.2         Metalcraft shall maintain in full force and effect with insurer satisfactory product liability insurance, with adequate limits, which shall in no event, be less than fifteen million dollars ($15,000,000) per occurrence. This amount may be revised based on the total aircraft product liability and on establishing a revised value for Metalcraft based on their proportionate share.

12.3         As between the Parties in connection with the performance of this contract, each party shall be responsible for direct damages caused by its fault to third parties, whether by punitive act, imprudence, neglect or want of skill. Provided, however, that nothing in this Agreement shall make Metalcraft responsible for the adequacy of the engineering, which remains the responsibility of UTILICRAFT.

13.0        RELEASE OF NEWS INFORMATION AND ADVERTISING

13.1         Neither Party shall, without the prior written consent of the other Party:

13.1.1      Make any news releases, public announcement, denial or confirmation of any part of the subject matter of this Agreement or related Purchase Order; or

13.1.2      In any manner advertise or publish the fact that the Parties have entered into this Agreement or placed any Purchase Orders in connection therewith.

13.2         UTILICRAFT and Metalcraft shall, mutually agree upon a sales and marketing plan where the promotion, marketing, and sales of Products will be defined.

14.0        PROGRAM MANAGEMENT

14.1         Metalcraft will periodically update the Microsoft Project tracking sheet previously provided to UTILICRAFT.

14.2         Metalcraft will participate in monthly program management reviews.

14.3         Metalcraft will provide weekly progress reports.

14.4         Metalcraft will use closed loop problem report and corrective action system.

15.0        DISCLOSURE OF INFORMATION

As mutually agreed upon between the parties, their directors, officers, employees and agents, each Party shall preserve as confidential all information pertaining to the Parties’ business and all technical and proprietary information obtained between the Parties from each other in the performance of this Agreement. This shall be governed by the Proprietary Information Exchange Agreement between the Parties, Attachment 3, which is attached hereto and made a part hereof.

16           GENERAL PROVISIONS

16.1         The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement unless the invalidated portion is so central to the overall purpose of this Agreement as to destroy its commercial purpose, in which case either Party shall have the right to terminate this Agreement.

16.2         It is understood and agreed that neither Party hereto is, by this Agreement or anything herein contained, constituted or appointed the agent or representative of the other Party for any purpose whatsoever.  Nothing herein contained shall be deemed or construed as granting to either Party any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other Party, or to bind the other Party in any way or manner whatsoever.

17           DISPUTES

17.1         Any dispute by UTILICRAFT of an invoice amount prior to payment shall be submitted in writing (including via e-mail or facsimile) before payment is due under Attachment 2, and the undisputed portion of the invoice shall be paid without regard to the dispute. The parties then shall work together to resolve the dispute as quickly as possible. Any part of any invoice not disputed in writing prior to the time payment is due shall be timely paid in full, but such payment shall not prevent UTILICRAFT from receiving and adjustment and refund it may otherwise be entitled to.

17.2         In case of a dispute arising from the Agreement, the Parties’ sole remedy shall be to conduct a mutually agreed upon form of Alternative Dispute Resolution (“ADR”) [e.g., negotiation or mediation], through knowledgeable representatives of each Party, with decision-making authority. If the Parties are unable to resolve the matter through ADR, then the matter shall be submitted to binding arbitration before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The Parties shall share evenly all costs of the ADR and arbitration.

18           GOVERNING LAW

18.1         This Agreement and all Purchase Orders released hereunder shall be construed, interpreted and applied in accordance with the laws of the State of Utah

19           NOTICES

19.1         All notices and other communications required or authorized hereunder shall reference this Agreement and applicable Purchase Order and shall be given in writing by mail, facsimile or hand-carried to the respective Party as follows:

To UTILICRAFT:	To Metalcraft:
Utilicraft Aerospace Industries, Inc.	Metalcraft Technologies Inc.
554 Briscoe Blvd	498 North 2774 West
Lawrenceville, Ga 30045	Cedar City, Utah 84757
Attn: John Dupont	Attn: Chuck Taylor and David Grant
Phone: 678-376-0898	Phone (435) 586-3871.
Fax: 678-376-9093	Fax: (435) 586-0289

2.0          ENTIRE AGREEMENT

20.1         All prior negotiations and understandings regarding the subject matter hereof are merged into the provisions of this Agreement, which, together with the Attachments, attached hereto by reference, and any Purchase Order(s) released hereunder, shall constitute the entire agreement between the Parties. No modifications, waivers or amendments shall be valid unless in writing and signed by the Parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Utilicraft Aerospace Industries, Inc.		Metalcraft Technologies, Inc.

By:	/s/ John Dupont	By:	/s/ Chuck Taylor
John Dupont		Chuck Taylor

Title: President and CEO		Title: Vice President
Utilicraft Aerospace Industries, Inc.		Metalcraft Technologies, Inc.

Date:	March 21, 2005	Date:	March 18, 2005

ATTACHMENT 1

FUSELAGE STATEMENT OF WORK FOR AMERICAN UTILICRAFT

Phase 1- - FAA CERTIFIED AIRCRAFT- 1 Test Article

During Phase 1 of the program (which includes all activities up to and through the FAA Certification of an aircraft) both Parties anticipate that engineering requirements will be fluid and that there will continue to be a significant number of engineering changes that will take place during this phase of the program. Paperwork and quality requirements will also be more intensive in this part of the program than in Phase 1 of the program. This is also the phase of the program where production tooling will begin to be acquired which will generate significant cost and risk to the entire team. The proposal for Phase 2 recognizes and attempts to address some of these risks.

MANUFACTURING.  Metalcraft will manufacture the detail and assemblies as listed below.

1.     Nose Section. MTI will manufacture and assemble the nose section that includes the structural portions located forward of the forward bulkhead.  This does not include the radome transparencies or any of the avionics suite.

2.     Center Fuselage section. This section includes all structural components aft from the forward bulkhead to the beginning of the Aft section. MTI will provide the detail parts and assembly Jigs, and [ILLEGIBLE] assemble the Center Fuselage Section in Cedar city.

3.     Aft Fuselage Section. This section includes the structural components located aft of the Center fuselage including the vertical stabilizer and horizontal stabilizer.  This section will most likely be delivered in three sub assemblies, the Aft Fuselage, the Vertical Stabilizer, and the Horizontal Stabilizer.  However, this may change as the engineering is finalized

4.     Additional Assistance. Metalcraft will provide oversight and assistance to UTILICRAFT in New Mexico during the mating process of the Forward, Center and Aft sections into the assembled fuselage as requested by UTILICRAFT.

PROGRAM MANAGEMENT.   During Phase 1, Metalcraft’s Program manager with help to insure that certification requirements are met.  Metalcraft has significant experience in documentation requirements for certification of new aircraft. Program management will play an important role in making sure all requirements are met. Because of expected engineering changes during Phase 1 of the program, the interface between UTILICRAFT and Metalcraft’s program management will be a very high priority. The Program Manager will have direct line authority to the Vice President of Programs for Metalcraft to insure access and communication at the highest levels of Metalcraft.

ENGINEERING.  During Phase 1 of the program Metalcraft anticipates that engineering requirements will be fluid and that there will continue to be a significant number of engineering changes that will take place during this phase of the program. Metalcraft’s engineering will work very closely with UTILICRAFT’S engineering organization react as quickly as possible to design changes in order to mitigate costs associated with scrap and rework, Metalcraft will provide all necessary engineering documentation to insure that FAA/DAR’s will accept parts manufactured and assembled by Metalcraft. However, UTILICRAFT will at all times retain ultimate control of and responsibility for all engineering.

QUALITY.  Metalcraft’s Quality organization will provide necessary paperwork including, but not limited to, FAA Form 8130-9(Statement of Conformity), to ensure that all parts manufactured and assembled by Metalcraft will meet certification requirements.

TOOLING.  Phase 1 tooling will be purchased by UTILICRAFT from Metalcraft or other suppliers as UTILICRAFT deems appropriated.

FACILITIES.  Metalcraft will assemble the required assemblies in Metalcraft’s Plants located in Cedar City, Utah.

TRANSPORTATION.  For Phase 1, UTILICRAFT will pay for the crating and shipping cost from Metalcraft’s facility in Cedar City, Utah to the UTILICRAFT facility in New Mexico as required. Metalcraft will coordinate arrangements with a transportation company that both UTILICRAFT and Metalcraft agree upon.

OTHER ITEMS

On site work at the New Mexico Facility -

CONSOLIDATED PROCUREMENT

Both parties agree that we should evaluate the possibility of aggregating the total metals requirements including sheet stock, tubing, extrusions, bar stock, etc for the “airframe structure” and determine the possible impact of UTILICRAFT procuring this material on a volume basis to optimize pricing and delivery. The concept encompasses UTILICRAFT entering into a Master agreement with the mills or major distributor(s) and establishing pricing that the airframe structure suppliers would use. The suppliers would issue purchase orders defining the delivery requirements that would use these negotiated prices.

Phase 2-PRODUCTION AIRCRAFT

During Phase 2 or the early production phase of the program, Metalcraft anticipates that engineering changes will be minimal. Metalcraft anticipates that UTILICRAFT will have done all it can to engineer the UTILICRAFT FF - 1080 aircraft for ease of manufacture and lowest cost production. Metalcraft will aid UTILICRAFT in the achievement of this goal. Design responsibility for the aircraft will always belong to UTILICRAFT. Metalcraft believes that there will continue to be some learning curve issues through the early part of production but as the program continues, more efficient fabrication and assembly methods will become apparent that will help Metalcraft meet cost targets.

MANUFACTURING. For Phase 2, Metalcraft will manufacture and assemble the following sub-assemblies.

1.     Nose Section. This section includes the structural portions located forward of the forward bulkhead. This does not include the radome, transparencies or any of the avionics suite.

2.     Center Fuselage Section, This section includes all structural components aft from the forward bulkhead to the beginning of the Aft section. MTI will provide the detail parts and assembly jigs, and [ILLEGIBLE] assembly of the Center Fuselage Section at Metalcraft’s facilities in Cedar City.

3.     Aft Fuselage Section. This section includes the structural components located aft of the Center fuselage including the vertical stabilizer and horizontal stabilizer. This section will most likely be delivered in three sub assemblies, the Aft Fuselage, the Vertical Stabilizer, and the Horizontal Stabilizer. However, this may change as the engineering is finalized.

4.     Additional Assistance. Metalcraft will provide oversight and assistance during the assembly and wing mating process to UTILICRAFT in New Mexico as requested.

PROGRAM MANAGEMENT.  During Phase 2, Metalcraft’s Program Manager will help to insure that production goals are met. He/She will help insure that components are delivered to UTILICRAFT’S final assembly facility per the schedule that UTILICRAFT requires. Periodic program reviews and site visits will ensure success and will keep UTILICRAFT apprised of any issues that may affect the program. The Program Manager will continue to have direct line authority to the Vice President of Programs for Metalcraft to insure access and communication at the highest levels of Metalcraft.

ENGINEERING.  During Phase 2 of the program, Metalcraft engineering will insure that all UTILICRAFT specifications are met during production and assembly of the UTILICRAFT FF-1080 to the extent of the production and assembly under the control or supervision of Metalcraft.

QUALITY.  Metalcraft’s Quality organization will assure that all UTILICRAFT requirements and Metalcraft internal standards are met during the fabrication and assembly of production aircraft.

TOOLING.  Production rate tooling purchased by UTILICRAFT from Metalcraft or other suppliers as deemed appropriated.

FACILITIES.  Metalcraft will assemble the fuselage in Metalcraft’s Plant located in Cedar City, Utah.

MTI ___ UTILICRAFT __

TRANSPORTATION.  For Phase 2, Metalcraft and UTILICRAFT will develop a cost effective strategy for crating and shipping of the product that will include Metalcraft providing transportation of the fuselage.

ATTACHMENT 2

FUSELAGE PRICING & PAYMENTS FOR UTILICRAFT – UTILICRAFT FF-1080

PRICING FOR PHASE 1.   Phase 1 is for the 1 FAA conformed fuselage and related parts or tooling as described below.

Parts and Assemblies Pricing. All charges will begin upon Utilicraft Aerospace Industries, Inc.  UTILICRAFT issuing an Authorization to Proceed document for Phase 1. Below are the key elements and methodologies.

1.              Fixed Weekly Program Management Fee - This fee will include the elements that would normally make up a portion of the overhead added to the hourly rate.  Included in the fee would be:

1.               Program Manager

2                  Executive Review

3                  Accounting Functions

This fee will be charged weekly at the rate of $4,000 until Phase 1 is complete.

2.              Manufacturing Rate. All production, assembly, and inspection hours will be billed at an hourly rate that does not include the overhead components listed in number one above. The rates for each process are listed below.

1.               Sheet Metal Production – $52.50

2.               Machining Production - $68.75

3.               Assembly and Inspection – $51.35

Metalcraft can offer these great economical rates because it is not billing for the overhead items covered in the Fixed Program Management Fee and because Metalcraft is not adding scrap, rework, and redesign rebuilds into the basic hourly rate. These rates still contain charges for machine amortization, utilities, and other items that make up further overhead components in the hourly rate. Given Metalcraft’s current wrap rate is $76.00 per hour, this approach should save UTILICRAFT significant amounts money.

2.              Engineering Rate.  Metalcraft will charge $65.00 per hour for engineering work.

3.              Travel Costs.  Metalcraft will bill UTILICRAFT for all out of pocket costs associated with travel to and from UTILICRAFT by management or engineers. Travel to suppliers will be covered in the 8% administrative fee.  Metalcraft will use advance purchase ticket purchases, travel coach class, not exceed $35 per day food, stay in in-expensive hotels, and use what ever means are possible to keep these costs to a minimum.

4.              Tooling Rate. Tool manufacturing will be billed at $68.00 per hour. If Metalcraft must procure tooling from an outside supplier, the tools will be billed at cost plus 8%. All tools that have an estimated cost over $5,000 must have UTILICRAFT approval in writing prior to beginning work on the tool.

5.              Outside Processing. Outside processing that is required to support schedule constraints or missing capabilities will be billed to UTILICRAFT at cost plus a small 8% administration fee.

6.              Material.  Material will be purchased by Metalcraft and the cost will be passed on to UTILICRAFT with a small administration fee of 8%.

7.              Cost Data Collection. Metalcraft will provide all the necessary data to determine the actual costs for this phase.

8.              The FOB is Metalcraft’s factory, accordingly UTILICRAFT will be responsible for the cost of shipping & insurance.

9.              Cost Tracking - Metalcraft will work with UTILICRAFT to provide bi-weekly updates to UTILICRAFT’S budgetary estimate.

10.       BILLING AND PAYMENTS - All billing will be bi-weekly involving with net 10 day payment from invoice date. Invoice will be processed every other Friday with payment due ten days from that Friday. Payment will be made through a Electronic Check (ACH) payment method.

11.       Cash Deposit – Utilicraft will maintain on deposit with MTI $100,000 to raitigate the risk of non-payment of invoices. As the program progresses, the amount of the deposit will be adjusted if necessary from time to time to maintain the deposit amount at a level at least four times the highest bi-weekly Invoice amount in the immediately preceding three months. Such adjustments shall be made within ten (10) days after either Party makes a written demand therefore upon the other party. The deposit will be placed in a segregated Metalcraft Account, deposited at State Bank of Southern Utah with the interest thereon credited to UTILICRAFT. In order to provide security to Metalcraft’s suppliers, Metalcraft may from time to time pledge some or all of the deposits to State Bank of Southern Utah as security collateral for letters of credit issued on behalf of Metalcraft to specific suppliers, and UTILICRAFT understands and consents to such use.

12.       Tooling – UTILICRAFT will contract with Metalcraft to supply the manufacturing and assembly tooling for Phase 2 and Phase 3. UTILICRAFT can, at their discretion, contract with other tooling suppliers to support schedule as required. Prices for tools will be provided to UTILICRAFT and UTILICRAFT will issue authorizations prior to any work beginning.

13.       Scrap –Metalcraft shall be entitled to bill for all labor and materials used in good faith and shall not deduct scrap unless the scrap results from bad faith or gross negligence.

PRICING FOR PHASE 2. Metalcraft will price individual parts and assemblies during Phase 2 of the contract. The price of each part will be determined by Metalcraft based upon the average time and materials required to produce the part under Phase 1, with a reasonable allowance for occasional scrap dependant upon the difficulty of producing the part, using the current price of materials plus 8% for profit and handling, and Metalcraft’s customary hourly “wrap” rates for labor. Such prices shall become controlling (subject to adjustment to under the Escalation provisions hereof) unless objected to in writing by UTILICRAFT within thirty (30) days after UTILICRAFT is notified of Metalcraft’s pricing of the subject part. If UTILICRAFT objects to the price of any part, UTILICRAFT shall suggest a good faith price for the part. The Parties shall then attempt to agree upon a final price, but if they are unable to do so within thirty (30) days, the matter shall be submitted to dispute resolution. Prior to such resolution, Metalcraft shall have the option of manufacturing and invoicing the part using normal procedures based upon UTILICRAFT’s price subject to retroactive adjustment when the final price is determined. The estimated number of fuselages to be purchased through 2012 is 528. It is understood that market pressures may accelerate or decelerate the rate of delivery. It is agreed that Metalcraft will manufacture all required detail parts and major fuselages assemblies as described herein for the production aircraft up to the projected quantity of 528. The quantity may be increased by mutual agreement.

ESCALATION CLAUSE –The base prices are in 2nd quarter 2004 dollars and are subject to adjustment using the indices and formulas outlined below for both Phase 1 and Phase 2 with respect to labor and for Phase 2 only with respect to Materials.

Indices to be used for adjusting the base price shall be from the United States Department of Labor, Bureau of Labor Statistics Monthly Publications.

For Labor:

•                 United States Department of Labor, Bureau of Labor Statistics, National Employment, Hours, and Earnings, Standard Industrial Classification Code 3728, Aircraft Parts and Equipment not elsewhere classified.

For Material:

•                  United States Department of Labor, bureau of Labor Statistics, Producer Price Index – Commodities, Series ID: WPU108, Miscellaneous Metal Products.

The calculation of the adjustment shall be made in accordance with the following formula:

•	Pn =	Po + Po (A Md + B Ld)
		Mo	Lo

•                  Pn =                Contractual price to be invoiced to UTILICRAFT; this price remains valid for all scheduled deliveries within a calendar year (n).  For the base year, Pn = Base Price.

•                  Po =                Constant Base Price in 2003 (year) Dollars.

•                  A+B =            1.

•                  A = Proportion of Material for the part or job.

•                  Md =              Mn – Mo.

•                  Mn =              Average of Material Index for the months of January to June of the year n-1.

•                  Mo =              Average of material index for the months of January to June of the year prior to the base year.

•                  B =                  Proportion of Labor for the part or job.

•                  Ld =                Ln – Lo.

•                  Ln =                Average of Labor Index for the months of January to June of the year n-1.

•                  Lo =                Average of Labor Index for the months of January to June of the year prior to the base year.

In the event the indices specified herein are discontinued or significantly altered, appropriate adjustment shall be made by the parties to put the escalation calculation on a comparable basis to the indices calculated before the change.

All the calculations shall be done to the fourth decimal place and not rounded.  The price Pn shall be rounded to the nearest cent.

All economical indices used for calculations shall be the last indices received by download from the U.S. Government in November for the year n-1.  Metalcraft shall provide a price list for Pn by the first week of December.  UTILICRAFT shall review for concurrence and respond within ten (10) days of receipt of Metalcraft prices with modified Purchase Orders.

ATTACHMENT 3

PROPRIETARY INFORMATION EXCHANGE AGREEMENT

1.             This Agreement, effective as of the latest signatory date, is entered into between UTILICRAFT AEROSPACE INDUSTRIES, INC. (UTILICRAFT) and METALCRAFT TECHNOLOGIES, INC., (Metalcraft). The purpose of this Agreement is to provide for the disclosure to Metalcraft of UTILICRAFT proprietary and/or competition sensitive information pertaining to UTILICRAFT products, intellectual property, design data electronic or otherwise, and UTILICRAFT business plans (UTILICRAFT Proprietary and/or Competition Sensitive Information). By entering into this Proprietary Information and Non-Competition Agreement, and not withstanding the proper exchange of UTILICRAFT Proprietary and/or Competition Sensitive Information, Metalcraft agrees it does not intend to develop and manufacture a new aircraft based upon the design of the FF-10680 for a period of 10 years from the date of this agreement.

2.             All UTILICRAFT Proprietary and/or Competition Sensitive Information disclosed in writing, verbally, or otherwise, by UTILICRAFT, to Metalcraft shall be clearly identified in writing or verbally as UTILICRAFT Proprietary and/or Competition Sensitive at the time of disclosure. In the event UTILICRAFT discloses UTILICRAFT Proprietary and/or Competition Sensitive Information to Metalcraft, and fails to identify it in the manner described herein above, UTILICRAFT shall promptly inform Metalcraft that such information is deemed UTILICRAFT Proprietary and/or Competition Sensitive and shall provide Metalcraft with a brief written description of such information within sixty (60) days of such disclosure, identifying therein the manner, place of such disclosure and date when such disclosure was made.

3.             Metalcraft agrees to make reasonable efforts to avoid the misuse, disclosure or dissemination of UTILICRAFT Proprietary and/or Competition Sensitive Information. Reasonable efforts shall mean efforts which are at least equivalent to those which Metalcraft uses to protect its own business confidential, proprietary and/or competition sensitive information. Metalcraft also agrees not to use UTILICRAFT Proprietary and / or Competition Sensitive Information, or any other information provided by UTILICRAFT, in any manner whatsoever to commercially compete with UTILICRAFT.

4.             Each employee or other affiliated person (s) of Metalcraft having access to the Proprietary and/or Competitive Sensitive Information shall be informed of the provisions of this Agreement.

5.             The obligation of Metalcraft with respect to handling UTILICRAFT Proprietary and/or Competition Sensitive Information as set forth in this Agreement is not applicable to any information:

A.                                   In the public domain; or

B.                                     Rightfully known by Metalcraft, provided such knowledge was derived from a source other than UTILICRAFT; or

C.                                     Disclosed with the written approval of UTILICRAFT; or

D.                                    Disclosed by UTILICRAFT to a third party, without restriction; or

E.                                      Previously independently developed, and documented as such, by Metalcraft.

6.             No license is granted by UTILICRAFT to Metalcraft with respect to pending or issued patents, Intellectual property, or proprietary and/or competitive sensitive data or information or any other protected information of UTILICRAFT or any other party, except for use of same to produce products sold to UTILICRAFT.

7.             Nothing in this Agreement shall grant to Metalcraft the right to make commitments of any kind, for or on behalf of UTILICRAFT. This Agreement is not intended to be, nor shall it be construed as, a Joint venture, partnership, or any other form of business organization.

8.             This Agreement shall (unless extended by mutual written agreement) terminate at the earlier of the following events:

A.                                   Three (3) years after the effective date of this Agreement, or

B.                                     Thirty (30) days after written notice provided by either party to the other.

Termination, however, shall not affect the rights and obligations with respect to use, disclosure, and dissemination of the UTILICRAFT Proprietary and/or Competition Sensitive Information disclosed under this Agreement prior to termination.

9.             Upon termination of this Agreement and/or upon UTILICRAFT’s request, Metalcraft will promptly return all known copies of UTILICRAFT Proprietary and/or Competitive Sensitive Information held by Metalcraft. Five years after such termination and/or return, Metalcraft’s liability in damages for inadvertent or purposeful use or disclosure of UTILICRAFT Proprietary and/or Competition Sensitive Information provided under this Agreement shall cease.

10.           The exclusive points of contact with respect to notices to be given, concerning the transmission and control of UTILICRAFT Proprietary and/or Competition Sensitive Information exchanged hereunder, when necessary, are designated by the respective parties as follows:

For:	UTILICRAFT AEROSPACE INDUSTRIES, INC. John J. Dupont President, CEO 554 Briscoe Blvd Lawrenceville, GA 30045

For:	METALCRAFT TECHNOLOGIES, INC. Chuck Taylor Vice President 498 North 2774 West Cedar City, Ut 84720

The official points of contact between Metalcraft and UTILICRAFT, whether such official contact is written or verbal, is restricted to the officials named above.

11.           This Agreement supersedes all similar prior agreements and amendments thereto, contains the entire agreement between the parties, and exclusively defines the rights and duties of the parties relative to protection of UTILICRAFT Proprietary and/or Competitive Sensitive Information disclosed hereunder.  This Agreement may be modified, amended or extended at any time by written agreement signed by the parties hereto. The invalidity of any provision of this Agreement shall not result in the invalidity of the whole Agreement.

12.           In the event of a breach of this agreement, UTILICRAFT shall be entitled to avail itself of all legal and equitable remedies available, including injunctive relief.

13.           This Agreement shall be governed by the laws of the State of Delaware excluding that body of law relating to Conflicts of Law.

This Agreement, consisting of three pages including this signature page, is executed by the respective parties’ duly authorized representatives or corporate officers.

FOR: UTILICRAFT AEROSPACE INDUSTRIES, INC.		FOR: METALCRAFT TECHNOLOGIES, INC.

/s/ John J. Dupont		/s/ Chuck Taylor

By: John J. Dupont		By: Chuck Taylor
Title: Chairman, President - CEO		Title: Vice President

Date:	March 21, 2005	Date:	March 18, 2005